EXHIBIT 16.1

               [letterhead of Ernst & Young, LLP]

October 14, 2003

Securities and Exchange Commission
450 Fifth St., N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of the Form 8-K dated October 14, 2003 of Comtex News Network, Inc. and are in agreement with the statements contained in the first sentence of paragraphs 1 and 2, and the statements in paragraphs 3, 4, and 5. We have no basis to agree or disagree with other statements of the Registrant contained therein.



/s/ Ernst & Young, LLP